UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2013

Trade Street Residential, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32365	13-4284187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19950 West Country Club Drive, Suite 800, Aventura, Florida	33180
(Address of Principal Executive Offices)	(Zip Code)

(786) 248-5200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on December 5, 2013, Trade Street Residential, Inc. (the “Company”), through its operating partnership, Trade Street Operating Partnership, LP (the “Operating Partnership”), entered into a purchase and sale agreement (the “Purchase Agreement”) to purchase The Aventine, a 346-unit apartment community located in Greenville, South Carolina (the “Property”) from an unrelated third party. The purchase price is approximately $41.9 million, which the Company intends to fund with a portion of the net proceeds of the Company’s previously disclosed rights offering and the related private placement of shares of the common stock to certain investment entities managed or advised by Senator Investment Group LP (together, the “Rights Offering Transaction”).

As previously disclosed, the acquisition of the Property is expected to close in the first quarter of 2014, and is subject to customary closing conditions. The Purchase Agreement contains other terms, conditions, covenants, representations, and warranties from each of the respective parties that are customary and typical for a transaction of this nature, including an inspection period, prior to which the Company may terminate the Purchase Agreement for any reason without penalty. On December 26, 2013, the Purchase Agreement was amended to extend the expiration of the inspection period to January 3, 2014. The Company can offer no assurances that this acquisition will close on the terms described herein, or at all.

Item 5.07. Submission of Matters to a Vote of Security Holders

A special meeting of stockholders of Trade Street Residential, Inc. (the “Company”) was held on December 24, 2013 (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved (1) the issuance and sale of up to $100,000,000 of Company’s common stock, par value $0.01 per share (the “Common Stock”), in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Backstop Shares”), at the purchase price per share of $6.33 (the “Rights Subscription Price”), to the extent such shares are unsubscribed shares in the Company’s previously disclosed rights offering, (2) the issuance and sale of $50,000,000 of Common Stock (the “Additional Purchase Commitment”), in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended, at the Rights Subscription Price, pursuant to the Standby Purchase Agreement between the Company and investment entities managed or advised by Senator Investment Group LP, a Delaware limited partnership (collectively, the “Backstop Investor”), (3) a stockholders’ agreement between the Company and the Backstop Investor (the “Stockholders’ Agreement”), pursuant to which the Backstop Investor will be granted, among other rights, certain board designation rights, negative control rights upon the receipt of certain third party consents or the determination by the Company that such consents are no longer required, pre-emptive rights to buy additional shares of our common stock in the future in order to maintain their percentage ownership of our common stock, the right to receive additional shares of our common stock if we fail to fulfill certain of our obligations under the Stockholders’ Agreement and a right to seek liquidity with respect to the shares of common stock it owns, and (4) the adjournment of the Special Meeting to solicit additional proxies if there are insufficient proxies at the Special Meeting to approve any of the foregoing proposals (the “Adjournment”).

The final voting results with respect to each proposal voted upon at the Special Meeting are set forth below.

The results of the vote to approve issuance of the Backstop Shares were as follows:

For	Against	Abstain
7,834,995	904,001	1,866

The results of the vote to approve the Additional Purchase Commitment were as follows:

For	Against	Abstain
7,832,495	906,051	2,316

The results of the vote to approve the Stockholders’ Agreement were as follows:

For	Against	Abstain
7,833,485	905,438	1,939

The results of the vote to approve the Adjournment were as follows:

For	Against	Abstain
7,769,806	969,046	2,010

Certain statements included in this Current Report on Form 8-K are forward-looking statements within the meaning Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements above include, but are not limited to, matters identified as expectations and matters with respect to the future acquisition of the Property, the contemplated rights offering, the issuance of the Backstop Shares, the issuance of shares pursuant to the Additional Purchase Commitment and the entry into the Stockholders Agreement. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect the Company’s future results, review the Company’s filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trade Street Residential, Inc.

Date: December 26, 2013	By:	/s/ Richard Ross
Richard Ross
Chief Financial Officer